Exhibit 99.1

Celsion Corporation Announces Pricing of $30 Million Registered Direct Offerings of Convertible

Redeemable Preferred Stock

LAWRENCEVILLE, N.J., Jan. 10, 2022 (GLOBE NEWSWIRE) – Celsion Corporation (NASDAQ: CLSN), a clinical-stage development company focused on DNA-based immunotherapy and next-generation vaccines, today announced that it has entered into a securities purchase agreement with certain institutional investors to purchase 50,000 shares of Series A convertible redeemable preferred stock and 50,000 shares of Series B convertible redeemable preferred stock. Each share of Series A and Series B preferred stock has a purchase price of $285, representing an original issue discount of 5% of the $300 stated value of each share. . Each share of Series A preferred stock is convertible into shares of Celsion’s common stock at an initial conversion price of $0.91 per share. Each share of Series B preferred stock is convertible into shares of Celsion’s common stock at an initial conversion price of $1.00 per share. Shares of the Series A and Series B preferred stock are convertible at the option of the holder at any time following the Company’s receipt of stockholder approval for a reverse stock split of the Company’s common stock. Celsion will be permitted to compel conversion of the Series A and Series B preferred stock after the fulfillment of certain conditions and subject to certain limitations. Total net proceeds from the offerings, before deducting the placement agent’s fees and other estimated offering expenses, is approximately $28.5 million.

The Series A and Series B preferred stock permit the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effectuate a reverse stock split of the Company’s common stock at a special meeting of Company stockholders. The Series A preferred stock permits the holder to vote on such proposal on an as-converted to common stock basis. The Series B preferred stock permits the holder to cast 45,000 votes per share of Series B preferred stock on such proposal. The Series A and Series B preferred stock will not be permitted to vote on any other matter . The holders of the Series A and B preferred stock agreed not to transfer their shares of preferred stock until after the special meeting of Company stockholders. The holders of the Series A preferred stock agreed to vote their shares in favor of that proposal and the holders of the Series B preferred stock agreed to vote their shares in the same proportions as the shares of common stock and Series A preferred stock are voted on that proposal. The holders of the Series A and Series B preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at 105% of the stated value of such shares commencing after the earlier of the Company’s stockholders’ approval of the reverse stock split and 90 days after the closing of the issuances of the Series A and Series B preferred stock and until 120 days after such closing.

The closing of the offerings is expected to occur on or about January 13, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offering are included in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

A.G.P. /Alliance Global Partners is acting as the sole placement agent in connection with the offering.

The Series A and Series B preferred stock and shares of common stock into which such preferred stock are convertible are being offered pursuant to a registration statement on Form S-3 (333-254515), which was declared effective by the Securities and Exchange Commission on March 30, 2021. The offerings will be made only by means of prospectus supplements and a prospectus that form a part of the registration statement. Copies of the final prospectus supplements and accompanying prospectus relating to the registered direct offering may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022 at (212) 624-2060.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Celsion Corporation

Celsion is a fully integrated, clinical-stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies, and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV-2. The Company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion also has two feasibility-stage platform technologies for the development of novel nucleic acid-based immunotherapies and other anticancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Celsion GmbH is Celsion’s wholly owned, special purpose subsidiary based in Zug, Switzerland. Celsion GmbH is responsible for supporting studies of ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. For more information on Celsion GmbH, visit www.celsiongmbh.com.

Forward-looking Statements:

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding the platform having the potential to provide broad protection against coronavirus disease 2019 (COVID-19), and possible future mutations of SARS-CoV-2 or other coronaviruses. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of the Company’s platform to provide broad protection against COVID-19, and possible future mutations of SARS-CoV-2 or other coronaviruses, the issuance of a patent to the Company for use of its technology platform for treating or preventing infection with the SARS-CoV-2 virus that causes COVID-19, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACTS:

Celsion Corporation

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455

jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz 212-838-3777

kgolodetz@lhai.com